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                         [LETTERHEAD OF BRYAN CAVE LLP]


                                March 9, 2001


United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910

Ladies and Gentlemen:

               We have acted as special counsel to United Therapeutics Corporation (the "Company") in connection with the registration on Form S-8 under the Securities Act of 1933, as amended, by the Company of a total of 368,834 shares of the Company's common stock, $.01 par value per share, and associated preferred stock purchase rights (the "Shares") issuable by the Company upon the exercise of awards granted pursuant to plans other than the Company's Amended and Restated Equity Incentive Plan.

               In connection herewith, we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company, as amended, proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

               In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies. In addition, we have assumed that the certificates for the Shares to be issued will be duly registered and countersigned by the Company's transfer agent.

               Based on the foregoing and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued, delivered and paid for in accordance with the terms and conditions of the plans, will be validly issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as Exhibit 5 to the aforesaid registration statement on Form S-8.

                                            Sincerely,

                                            /s/ Bryan Cave LLP

                                            Bryan Cave LLP